Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2007 (this “Amendment”), by and among Sharp Holdings Corp., a Delaware corporation (the “Buyer”), Sharp Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Acquisition Sub”), and Smart & Final Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Buyer, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of February 20, 2007 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, the respective Boards of Directors of Buyer, Acquisition Sub and the Company have approved this Amendment and the other transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Amendment to the “No Solicitation” Provision. Section 6.6(b) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a Competing Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, and the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure to take the actions referred to in either of clause (x) or (y) below would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing restrictions on such third party no more favorable to such third party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that prior to the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Buyer of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

Section 2. Amendments to the “Dissenters’ Out” Condition. Section 7.2(e) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

(e)	the holders of no more than twenty (20) percent of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights;

Section 3. General Provisions.

(a)	Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)	References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the Merger Agreement and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 20, 2007).

(c)	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(d)	Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHARP HOLDINGS CORP.

By:	/S/ MICHAEL COHEN
Name: Michael Cohen Title: Vice President

SHARP ACQUISITION CORP.

By:	/S/ MICHAEL COHEN
Name: Michael Cohen Title: Vice President

SMART & FINAL INC.

By:	/S/ ETIENNE SNOLLAERTS
Name: Etienne Snollaerts Title: President